Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of April 11, 2020 (the “Effective Date”), is between Corbus Pharmaceuticals Holdings, Inc. (the “Company”) and Robert Discordia (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has been employed by the Company as its Chief Operating Officer pursuant to the terms of an employment agreement effective April 11, 2020 (the “Prior 2020 Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as its Chief Operating Officer, and the Executive desires to accept such continued employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall amend, restate and replace the Prior 2020 Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	EMPLOYMENT. Subject to the terms and conditions set forth herein, the Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company commencing on the Effective Date.

2.	SCOPE OF EMPLOYMENT. During the term of this Agreement, Executive shall hold the position of Chief Operating Officer and shall have those duties and responsibilities customarily associated with the title of Chief Operating Officer plus any additional duties as may reasonably be assigned to him from time to time by the Company. The Executive shall report directly to the Chief Executive Officer and work closely with other members of the management team. The Executive will devote his full time and best efforts to the business and affairs of the Company. The Executive shall be subject to and comply with the Company’s policies, procedures and approval practices as generally in effect at any time and from time to time.

3.	PREVIOUS OBLIGATIONS. The Executive represents that his employment by the Company and the performance of his duties on behalf of the Company does not, and shall not, breach any agreement that obligates the Executive to keep in confidence any trade secrets or confidential or proprietary information of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

4.	COMPENSATION. As full compensation for all services to be rendered by Executive during the term of this Agreement, the Company will compensate the Executive as follows.

4.1	Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of $400,000, which shall be subject to customary withholdings and authorized deductions and shall be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base Salary shall be subject to review on at least an annual basis. The foregoing annualized rate will be effective for fiscal year 2020 and may be reevaluated by the Company’s Board of Directors for fiscal year 2021.

4.2	Annual Bonus.

(a)	The Executive will be eligible to participate in an annual executive bonus plan pursuant to which he may earn a bonus (“Bonus”) equal to up to 40% of his Base Salary (such maximum bonus may be referred to as the “Target Bonus”).

(b)	Prior to the commencement of each calendar year the Company’s Board of Directors (the “Board”) will establish and approve the Target Bonus for such calendar year. Achievement of the Target Bonus will be based on the Executive meeting individual objectives and the Company meeting Company-wide objectives (collectively, the “Performance Criteria”).

(c)	The Board may, in its discretion, grant the Executive a Bonus in excess of the Target Bonus if the Performance Criteria are exceeded.

(d)	Following the close of each calendar year but in no event later than January 30th, the Board will meet and determine the extent to which the Performance Criteria have been achieved for such year and the amount of the Bonus. Based on that determination, payment of the Bonus (if any) shall be made by March 15th.

(e)	Notwithstanding the foregoing to the contrary (including all Performance Criteria being met), payment of the Bonus shall be at the sole and absolute discretion of the Board, based on, among other things, the financial condition of the Company.

4.3	Stock Option Grants. During the Term (as defined below), subject to the terms of the Corbus Pharmaceuticals Holdings, Inc. 2014 Equity Compensation Plan (the “2014 Plan”) or any successor equity compensation plan as may be in place from time to time and separate award agreements, the Executive also shall be eligible to receive from time to time additional stock options or other awards in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion.

4.4	Benefits. During his employment and subject to any contribution therefore generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executive employees of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, deems appropriate.

4.5	Vacations, Sick Time, Holidays, and Other Leave. During the term of his employment, the Executive shall be entitled to paid time off, including vacation time, sick time, holidays, and other leave time, in accordance with the Company’s policies in force in its Employee Handbook as of the Effective Date of this Agreement or as such policies may be modified from time to time by the Company.

4.6	Changes to Compensation. The Company may, at its sole discretion, change the terms and conditions of Executive’s employment, including without limitation, the terms of the Executive’s compensation (other than the terms and conditions of outstanding options or other awards under the 2014 Plan which shall continue to be governed by the applicable award agreements and the 2014 Plan). After completion of the Term (as defined below), the Company shall give the Executive at least 14 days’ prior written notice of any changes to Executive’s compensation.

5.	EXPENSES. The Executive shall be entitled to reimbursement by the Company for all necessary and reasonable travel, entertainment and other business expenses incurred by him in connection with his duties hereunder. The Company shall reimburse the Executive for all such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies as in effect from time to time.

6.	CONFIDENTIALITY.

6.1	Definition. During the term of his employment, the Executive will have access to the Company’s confidential business information (the “Confidential Information”). Confidential Information means all trade secrets, know-how, show-how, theories, technical, operating, financial and other business information relating to the Company, its affiliates and each of their respective businesses or potential businesses, whether or not reduced to writing or other medium, and whether or not marked or labeled confidential, proprietary or the like, specifically including, without limitation, the following: inventions (including, without limitation, Work Product (as defined below)), designs, data, computer code, works of authorship, formulas, compounds, indications, techniques, ideas, discoveries, products and services under development, investor, customer and vendor information of any kind, marketing and business plans, pricing and profit margins, memoranda, notes, records, files, reports and other documentation, processes, business methods, improvements, modifications and creations, methodology, concepts, research, specifications, data processes, operations procedures, computer systems and software; provided, however, that Confidential Information shall not include information that is or becomes generally available to the public, unless such information has become generally available as a result of the Executive’s direct or indirect act or omission or as a result of the disclosure by any other person in violation of any contractual, legal or fiduciary obligation.

6.2	Use of Confidential Information. Subject to the other provisions of this Agreement, the Executive shall use Confidential Information only in the performance of the Executive’s duties for the Company. Subject to the other provisions of this Agreement, the Executive shall not use Confidential Information at any time (during or after the Executive’s employment) for the Executive’s personal benefit or in any manner adverse to the interests of the Company, its affiliates, or any of their respective investors and clients.

6.3	Protection and Non-Disclosure of Confidential Information. The Executive shall safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of the Company in effect from time to time regarding storage, copying, destroying, publication or posting, and handling of such Confidential Information, in whatever medium or format that Confidential Information takes. At all times during and after his employment by the Company, the Executive shall not disclose Confidential Information at any time except to persons or entities authorized by the Company to receive this information or as otherwise permitted by this Agreement. For the avoidance of doubt, the Executive is permitted, subject to the other provisions of this Agreement, to disclose Confidential Information to third parties with whom or which the Company has entered into confidentiality agreements. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent disclosure of Confidential Information when required to do so by a court of law, a governmental agency, or an administrative or legislative body (each with jurisdiction to order the Executive to divulge, disclose or make accessible such information); provided that, the Executive shall give prompt written notice to the Company of such requirement and reasonably cooperate with any attempt by the Company and/or its affiliates to obtain a protective order or similar treatment. Notwithstanding the foregoing, nothing in this Agreement prohibits, limits, or otherwise interferes with the Executive’s protected rights under federal, state or local law to, without notice to the Company, (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information.

6.4

Return of Confidential Information. Upon request of the Company, the Executive will promptly (i) deliver to the Company all documents and other tangible media in the Executive’s possession or control that evidence, contain or reflect Confidential Information (including all copies, reproductions, digests, abstracts, analyses, and notes) and (ii) destroy any intangible materials that evidence, contain or reflect Confidential Information on equipment or media not owned by the Company.

6.5

Other Agreements. The Executive shall execute and abide by all confidentiality agreements which the Company reasonably requests the Executive to sign or abide by, whether those agreements are for the benefit of the Company, an affiliate of the Company, or an actual or a potential client thereof.

6.6	Defend Trade Secrets. The Executive acknowledges that the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (i) the Executive makes such disclosure in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) the Executive makes such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Nothing contained herein will waive, limit or affect any rights of the Company under any applicable trade secrets laws, including Defend Trade Secrets Act of 2016, which will be enforceable separate and apart from this Agreement.

7.	ASSIGNMENT OF WORK PRODUCT.

7.1	Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Intellectual Property” means collectively all Work Product and all Intellectual Property Rights relating to all Work Product.

“Intellectual Property Rights” means all copyrights, copyright registrations and copyright applications, trademarks, service marks, trade dress, trade names, trademark registrations and trademark applications, patents and patent applications, trade secret rights, and all other intellectual property rights and intellectual property interests existing, created or protectable under any intellectual property or other law of any nation.

“Work Product” means any and all inventions, discoveries, works of authorship, developments, improvements, formulas, compounds, indications, techniques, concepts, data and ideas (whether or not patentable or registerable under patent, copyright, or similar statute) made, conceived, prepared, created, discovered, or reduced to practice by the Executive, either alone or jointly with others, during the period of his employment, that (i) result or relate to work performed by the Executive for the Company, (ii) are made by use of the equipment, supplies, facilities or Confidential Information of the Company, or are made, conceived or completed, wholly or in part, during hours in which the Executive is working for the Company, or (iii) are related to the business of the Company or the actual or demonstrably anticipated business of the Company.

7.2	Property of the Company. All Intellectual Property is and will be the sole property of the Company.

7.3	Copyrights; Assignment. The Executive agrees that all copyrightable materials that fall within the definition of Work Product, will be, to the maximum extent permitted by law, works-made-for-hire for the Company under copyright law, and to the extent not works-made-for-hire, the Executive hereby irrevocably assigns to the Company, without royalty or further consideration to the Executive, all right, title, and interest he may have, or may acquire, in and to all Intellectual Property.

7.4	Disclosure. The Executive will promptly disclose in writing all Work Product to the Company. The Executive agrees to keep adequate and current written records of all such Work Product, in the form of notes, sketches, drawings, electronic records and/or other reports, which records are, and will remain, the sole property of the Company and will be available to the Company at all times.

7.5	Execution of Documents. Whenever requested by the Company, both during the period of the Executive’s employment and thereafter, the Executive will promptly sign and deliver to the Company any and all applications, assignments and other documents that the Company considers necessary or desirable in order to: (a) assign, apply for, obtain, and maintain any Intellectual Property Rights in the United States and for other countries relating to any Work Product, (b) assign and convey to the Company or its designee the sole and exclusive right, title, and interest in and to all Intellectual Property, (c) provide evidence regarding the Intellectual Property that the Company considers necessary or desirable, and (d) confirm the Company’s ownership of the Intellectual Property, all without royalty or any other further consideration to the Executive.

7.6	Assistance to the Company. Whenever requested by the Company, both during the period of the Executive’s employment and thereafter, the Executive will assist the Company in assigning, obtaining, maintaining, defending, registering and from time to time enforcing, in any and all countries, the Company’s right to the Intellectual Property. This assistance may include, without limitation, testifying in a suit or other proceeding. If the Company requires assistance from the Executive after termination of his employment, other than assistance as set forth in Section 7.5, the Executive will be compensated for time actually spent in providing assistance at an hourly rate equivalent to his compensation at the time his employment was terminated together with his reasonable, actual out-of-pocket expenses incurred in providing such assistance, to the extent permitted by applicable law and/or court rules.

7.7	Power of Attorney. For use in the case that the Company cannot obtain the Executive’s signature on any document that the Company considers necessary or desirable in order to assign, apply for, prosecute, obtain, or enforce any Intellectual Property, whether due to the Executive’s non-cooperation, unavailability, or any other reason, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for, and on the Executive’s behalf, to execute and file any such document and to do all other lawfully permitted acts to further the assignment, transfer to the Company, application, registration, prosecution, issuance, and enforcement of all Intellectual Property, with the same force and effect as if executed and delivered by the Executive.

7.8	Prior Inventions. The Executive represents that any inventions, prior works of authorship, discoveries, concepts or ideas, if any, to which the Executive presently has any right, title or interest, and which were previously conceived either wholly or in part by the Executive, and that the Executive desires to exclude from the operation of this Agreement are identified on Schedule A of this Agreement (each a “Prior Invention”). The Executive represents that the list contained in Schedule A is complete to the best of his knowledge. If during the Executive’s retention with the Company, the Executive incorporates a Prior Invention into a Company product, process or service or its use, the Executive shall be deemed to have automatically granted to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, display, perform sell and otherwise use such Prior Invention as part of or in connection with any Company product, process or service. The Executive shall not incorporate a Prior Invention into a Company product, process or service or its use without the Company’s prior written consent.

8.	NON-COMPETITION; NON-SOLICITATION.

8.1

Non-competition. To protect the Company’s legitimate interests in, among other things, the Company’s Confidential Information, trade secrets, and goodwill, during the Employment Period and the Non-Competition Restricted Period (as defined below), the Executive shall not, in any geographic location where within the two years prior to cessation of employment with the Company the Executive provided services to the Company or had a material presence or influence, directly or indirectly, whether as a partner, principal, shareholder, licensor, licensee, employee, officer, director, manager, agent, representative, advisor, promoter, associate, investor, or otherwise, assist in or engage in providing any services that the Executive provided to the Company during the prior two years, to a Competitive Business (as defined below). The geographic limitation as set forth in this Section 8.1 does not apply during the Employment Period, during which there is no geographic limitation to the restrictions as set forth in this Section 8.1.

In furtherance of the foregoing, the Company will provide the Executive with the following:

(a)   Subject to Sections 11.5 and 11.6, in the event that the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, during the Term (as defined below) other than during the Change in Control Period (as defined in subsection 8.1(b)), the Company shall pay to the Executive an amount equal to twelve months of his then current Base Salary under Section 4.1 above (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following the date of termination of employment.

(b)   Subject to Sections 11.5 and 11.6, in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, during the Term and within the 3 months immediately preceding or the 12 months immediately following a Change in Control (as defined in Section 11.4) (each, the “Change in Control Period”), then in lieu of the payments set forth in subsection 8.1(a) above, the Company shall pay to the Executive an amount equal to eighteen (18) months of his then current Base Salary under Section 4.1 above (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following the date of termination of employment. For avoidance of doubt, if such termination precedes a Change in Control and any payments or benefits have commenced pursuant to subsection 8.1(a), such payments or benefits shall be taken into account for purposes of this subsection 8.1(b).

The Executive has the right to consult with counsel prior to signing this Agreement, including this Section 8.1. This Section 8.1 shall not be effective until after ten (10) business days from the date the Executive received notice of this Section 8.1, but in no case earlier than the Effective Date of this Agreement.

The Executive shall not provide any services to any other person, company, entity or firm while the Executive is employed by the Company without the Company’s written consent and may not do anything that may result in an actual or perceived conflict of interest to the Company.

During the Non-Competition Restricted Period, the Executive shall, upon the Company’s request, honestly, accurately, and completely provide the Company with the name of any prospective new employer or hiring entity that follows the Executive’s separation from the Company. During the Employment Period, the Non-Competition Restricted Period, and the Non-Solicitation Restricted Period (defined below), the Executive shall, upon the Company’s request, provide a copy of this Agreement to any person, company, entity or firm.

8.2	Certain Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Competitive Business” means any business that is developing or has developed a cannabinoid agonist for the treatment of scleroderma, cystic fibrosis or other inflammatory or fibrotic diseases.

“Employment Period” means the period commencing on the Effective Date and continuing through and including the date of cessation of the Executive’s employment with the Company.

“Non-Competition Restricted Period” means the 6 months from the date of cessation of the Executive’s employment with the Company.

“Non-Solicitation Restricted Period” means the 12 months from the date of cessation of the Executive’s employment with the Company.

8.3	Non-Solicitation. During the Employment Period and the Non-Solicitation Restricted Period, the Executive shall not, directly or indirectly, whether on behalf of himself or anyone else: (i) induce or attempt to induce a business associate of the Company to refrain from doing business with the Company; or (ii) solicit any of the employees of the Company to leave the employ of the Company or hire anyone who is an employee of the Company or has worked for the Company during the previous 12 months. The Non-Solicitation Restricted Period shall be extended by the length of any period during which the Executive is in breach of the terms and conditions of this Section 8.3.

8.4	Separate Covenants. The Executive acknowledges and agrees that the covenants set forth in this Section 8 are an essential element of this Agreement and the transactions contemplated hereby and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement.

8.5

Blue Pencil Provision. The parties hereby expressly agree that the duration, scope and geographic area of restriction set forth in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company. If any provision of this Agreement should be found by any court of competent jurisdiction to be unenforceable for any reason, including but not limited to being too broad as to duration, scope, or area of restriction, then, and in that event, such provision will nonetheless remain valid and fully effective, but will be considered to be amended so that the duration, scope, and/or area of restriction set forth will be changed to be the maximum duration, scope, or area of restriction, as the case may be, that would be found enforceable by such court.

9.

INJUNCTIVE RELIEF. The Executive acknowledges that the Company shall not have an adequate remedy in the event that the Executive breaches Section 6, 7, 8 or 12 of this Agreement and that the Company will suffer irreparable damage and injury in such event. The Executive agrees that the Company, in addition to any other available rights and remedies, shall be entitled to seek an injunction (without the necessity of posting a bond) restraining the Executive from committing or continuing any violation of Section 6, 7, 8 or 12 of this Agreement.

10.	TERM; TERMINATION

10.1.	Term. Unless earlier terminated in accordance with the provisions of this Section 10, the term of this Agreement shall continue for a period of (2) years from the Effective Date (the “Term”). If the Company continues to employ the Executive after the expiration of the Term without a written extension of the term, such employment shall continue on an AT-WILL basis and the Company shall have the right to terminate the Executive’s employment for any reason or no reason, with or without written notice.

10.2.	Death. Upon the death of the Executive, the Executive’s employment with the Company shall terminate.

10.3.	Disability. If the Executive is unable to perform the essential functions of the Executive’s employment with the Company for more than twelve weeks (unless a longer period is required by state or federal law), the Company shall have the right to terminate the Executive’s employment upon prior written notice.

10.4	Termination by the Executive. The Executive may terminate this Agreement and his employment hereunder with or without Good Reason (as defined below) upon 30 days prior written notice to the Company.

10.5	Termination by the Company. The Company may terminate this Agreement and the Executive’s employment hereunder (i) without Cause immediately upon written notice to the Executive or (ii) immediately for Cause.

10.6

Certain Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Cause” means: (i) the Executive’s chronic failure to perform those material duties assigned to him pursuant to Section 2 above to the reasonable satisfaction of the Board after written notice thereof and a reasonable opportunity to respond and/or cure of not less than 30 days; (ii) the Executive’s gross negligence or misconduct (including but not limited to acts of fraud or theft or the violation of applicable laws) in connection with the performance of his duties; (iii) the Executive’s material breach of Section 6, 7 or 8 above; (iv) the Executive’s commission of an act of moral turpitude; (v) the Executive being dependent on or addicted to alcohol or drugs; or (vi) the Executive’s conviction of or plea of nolo contendere to a felony.

“Good Reason” means the voluntary termination by the Executive within thirty (30) days following: (i) a requirement that the Executive physically relocates to another office that is more than 75 miles from the office location that the Executive reported to on the Effective Date; (ii) a reduction in the Executive’s rate of compensation, potential incentive compensation, or general benefits (other than general changes, in each case, affecting all similarly situated employees to substantially the same extent); or (iii) a material adverse change in the Executive’s job description or a significant reduction of the scope of the Executive’s authority or responsibilities.

11.	EFFECT OF TERMINATION

11.1	Payments Upon Termination. In the event that the Executive’s employment with the Company is terminated for any reason, the Executive shall have the right to receive (i) the compensation and reimbursable expenses then accrued and/or earned and unpaid under Sections 4.1 and 5 of this Agreement through the date of termination, (ii) payment for unused vacation days accrued through the date of termination and (iii) any benefits required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

11.2	No Other Payments or Benefits. The Executive acknowledges and agrees that upon the termination of his employment, no other benefits, compensation or remuneration of any kind is owed by the Company to the Executive other than as set forth in Sections 8.1 and 11 or as set forth in the agreements pertaining to stock options granted to the Executive by the Company.

11.3

Survival. Notwithstanding anything to the contrary set forth herein, Sections 6, 7, 8, 9 and 11-19 of this Agreement and any remedies for the breach thereof, shall survive the termination of this Agreement under the terms hereof. Termination of this Agreement shall not relieve or release either party from any rights, liabilities or obligations which it/he has accrued prior to the effective date of such termination.

11.4

Additional Payments. (a) Subject to Sections 11.5 and 11.6, in the event that the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason during the Term other than during the Change in Control Period (as defined in subsection 11.4(b)), (A) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, the Company shall reimburse the Executive for the cost of health insurance under COBRA for a period of twelve months; provided, however, that if and to the extent that the Company may not provide such COBRA reimbursement without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner, provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA reimbursement been provided in the manner described above or cause a violation of Section 409A (as defined below), and (B) if the Executive is entitled to a Bonus, subject to the Board’s discretion and approval as set forth in Section 4.2 above, the Company shall pay such Bonus in accordance with the terms of the applicable plan and on the same basis as other participants in the plan except that the Bonus amount shall be prorated (based on the percentage of days the Executive was employed relative to the total number of days in the bonus earning period).

(b) Subject to Sections 11.5 and 11.6, in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, during the Term and within the 3 months immediately preceding or the 12 months immediately following a Change in Control (as defined below) (each, the “Change in Control Period”), then in lieu of the payments set forth in subsection 11.4(a) above, the Company shall (A) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, the Company shall reimburse the Executive for the cost of health insurance under COBRA for a period of eighteen (18) months; provided, however, that if and to the extent that the Company may not provide such COBRA reimbursement without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner, provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA reimbursement been provided in the manner described above or cause a violation of Section 409A (as defined below), (B) pay the current year Bonus at the Target Bonus level, which payment shall be made by March 15th of the following calendar year, and (C) fully accelerate vesting of all of the Executive’s outstanding stock options, restricted stock and other equity incentive awards upon the later of (x) the Change in Control or (y) the Executive’s termination of employment with the Company. For avoidance of doubt, if such termination precedes a Change in Control and any payments or benefits have commenced pursuant to subsection 11.4(a), such payments or benefits shall be taken into account for purposes of this subsection 11.4(b).

As used in this Agreement, “Change in Control” means (x) a change in ownership of the Company under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below:

(i) Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(ii) Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

(iii) Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv) Each of clauses (i) through (iii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

11.5	Release Agreement. In order to receive the payments and benefits set forth in Sections 8.1 and 11.4, as applicable, (collectively referred to herein as the “Severance Payments”), the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion and which form will include a non-compete provision. If the Executive is eligible for Severance Payments pursuant to Sections 8.1 and 11.4, the Company will deliver the Release Agreement to the Executive within seven (7) calendar days following the date of termination of employment. The Severance Payments are subject to the Executive’s execution and delivery of such Release Agreement within 45 days of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement.

11.6	Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to provide the Severance Payments will immediately cease if the Executive breaches any of the provisions of Sections 6, 7 or 8, the Release Agreement or any other Agreement the Executive has with the Company.

12.	RETURN OF COMPANY PROPERTY; EXIT INTERVIEW. Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly:

(a)	Deliver to the Company all documents and other tangible media in the Executive’s possession or control that evidence, contain or reflect (A) Confidential Information or (B) Work Product, in each case whether prepared by the Executive or otherwise coming into the Executive’s possession or control;

(b)	Destroy any intangible materials that evidence, contain or reflect Confidential Information or Work Product on equipment or media not owned by the Company, unless otherwise directed by the Company; and

(c)	Return to the Company all equipment, files, software programs and other personal property belonging to the Company.

Upon termination of the Executive’s employment with the Company for any reason, the Executive will attend an exit interview with a representative of the Company to review the Executive’s continuing obligations under this Agreement.

13.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all contemporaneous and prior agreements and understandings between them as to such subject matter. Not in limitation of the foregoing, this Agreement supersedes the Prior 2020 Employment Agreement. Except as otherwise expressly provided herein, this Agreement may not be amended except by an instrument in writing executed by the Company and the Executive. Subject to the other provisions of this Agreement, any subsequent change or changes in the Executive’s duties, salary, or compensation will not affect the validity or scope of this Agreement, including the validity or scope of Section 8.

14.	ASSIGNMENT. The Executive shall not be permitted to assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

15.	GOVERNING LAW; JURISDICTION. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of the courts located in Suffolk County, Massachusetts in connection with any actions or proceedings brought against either of them (or each of them) arising out of or relating to this Agreement.

16.	MISCELLANEOUS. No waiver by either party of any term or condition of this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed a continuing waiver of any such term or condition, or a waiver of any other term or condition of this Agreement. Headings set forth in this Agreement are solely for the convenience of the parties and have no legal effect. If any provision of this Agreement shall be found to be invalid by any court having competent jurisdiction, the invalidity of such provision shall not affect the validity of the remaining provisions hereof. This Agreement shall be (i) binding upon, and will inure to the benefit of, the parties and their permitted respective successors and assigns, (ii) construed without presumption of any rule requiring construction to be made against the party causing it to be drafted and (iii) executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical.

17.	TAX WITHHOLDING. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against him with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

18.	SECTION 409A COMPLIANCE. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the date of termination of employment and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Sections 8.1 and 11.4 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

19.	280G MODIFIED CUTBACK.

(a)	If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating accelerated vesting of stock options or similar awards, then reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Section 409A.

(b)	An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c)	For purposes of this Section 19, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Yuval Cohen, Ph.D.
Name:	Yuval Cohen, Ph.D.
Title:	Chief Executive Officer
Dated:	4/17/2020

By:	/s/ Robert Discordia
Robert Discordia
Dated:	4/20/2020
Address:

Schedule A

Executive Statement Regarding Prior Inventions

Except as set forth below, the Executive acknowledges that at this time he does not have any right, title or interest in or to any Prior Inventions (as defined in Section 7.8 of this Agreement) except those (if any) listed below:

[List any applicable Prior Inventions or write “None”.] None

[If you need more space please attach a separate continuation sheet]

The Executive certifies that the foregoing is true, accurate and complete.

The Executive’s Name:	Robert Discordia

Date:	4/20/2020

Signature:	/s/ Robert Discordia

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